Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HG HOLDINGS, INC.

HG HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is HG HOLDINGS, INC.

SECOND: The Amendment Certificate to the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware effective as of July 15, 2021.

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

1.	Article FOURTH is hereby amended by deleting the first sentence of such article in its entirety and replacing it with the following:

“FOURTH: The total number of shares of all classes of capital stock which this Corporation is authorized to issue is 8,000,000 shares which are divided into two classes as follows:

Seven Million (7,000,000) shares of Common Stock, $.02 par value per share; and

One Million (1,000,000) shares of Blank Check Preferred Stock, $.01 par value per share.”

FOURTH: The foregoing amendment was duly adopted by the board of directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 2nd day of September, 2025.

HG HOLDINGS, INC.

By:	/s/ Anna A. Lieb
Name: Anna A. Lieb
Title: Principal Financial and Accounting Officer; Secretary